Filed Pursuant to Rule 424(b)(3)
File Number 333-119428

PROSPECTUS SUPPLEMENT NO. 7

Prospectus Supplement dated March 2, 2005
to Prospectus declared
effective on November 23, 2004
(Registration No. 333-119428)
as supplemented by that Prospectus Supplement No. 1 dated November 23, 2004, that Prospectus Supplement No. 2 dated December 21, 2004,
that Prospectus Supplement No. 3 dated January 3, 2005,
that Prospectus Supplement No. 4 dated January 14, 2005,
that Prospectus Supplement No. 5 dated February 11, 2005
and that Prospectus Supplement No. 6 dated February 14, 2005

ALLIANCE PHARMACEUTICAL CORP.

This Prospectus Supplement No. 7 supplements our Prospectus dated November 23, 2004 and the Prospectus Supplement No. 1 dated November 23, 2004, Prospectus Supplement No. 2 dated December 21, 2004, Prospectus Supplement No. 3 dated January 3, 2005, Prospectus Supplement No. 4 dated January 14, 2005, Prospectus Supplement No. 5 dated February 11, 2005 and Prospectus Supplement No. 6 dated February 14, 2005. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 7 together with the Prospectus and each prior Prospectus Supplement referenced above.

This Prospectus Supplement includes the attached Current Report on Form 8-K of Alliance Pharmaceutical Corp. as filed by us with the Securities and Exchange Commission.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “ALLP.OB.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is March 2, 2005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 25, 2005

Alliance Pharmaceutical Corp.
(Exact name of registrant as specified in its charter)

New York	0-12950	14-1644018
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4660 La Jolla Village Drive, Suite 825	92122
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 410-5200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

        On March 2, 2005, Alliance Pharmaceutical Corp. issued a news release announcing that on February 25, 2005 it entered into an amendment to its agreement with LEO Pharma S/A concerning the licensing, development and commercialization of Oxygent™ in Europe and Canada. This news release is attached hereto as an exhibit to this Current Report on Form 8-K.

Item 9.01    Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Exhibit

99.1	News Release issued by Alliance Pharmaceutical Corp. on March 2, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANCE PHARMACEUTICAL CORP.
Date: March 2, 2005	/s/ Duane Roth
Duane J. Roth, Chief Executive Officer

Exhibit 99.1

ALLIANCE PHARMACEUTICAL CORP. AND LEO PHARMA A/S MODIFY
EXCLUSIVITY AGREEMENT RELATED TO THE DEVELOPMENT AND
MARKETING OF OXYGENT(tm) IN EUROPE AND CANADA

San Diego, CA; March 2, 2005 — Alliance Pharmaceutical Corp. (OTCBB: ALLP.OB), through its wholly owned subsidiary PFC Therapeutics, LLC (“PFC”), and LEO Pharma A/S (“LEO”) today announce that they have agreed to amend the previously announced Exclusivity Agreement related to the development and marketing of Oxygent(tm) in Europe and Canada. The amendment extends the period of time in which LEO may undertake its due diligence investigation from March 1, 2005 to a date that is sixty (60) days after submission by PFC to LEO of the results of a “proof of concept” clinical study in surgery patients to be conducted by PFC to confirm the results of an earlier pilot study.

PFC anticipates that the “proof of concept” study will commence in the second half of 2005 and be completed in the first half of 2006; provided, however, that for so long as the minimum cash covenant set forth in Section 4.12(l) of the Senior Convertible Promissory Note Purchase Agreement dated September 21, 2004 between Alliance and certain investors (the “Note Purchase Agreement”) is in effect, the commencement of any such “proof of concept” study will likely require the prior approval of the Lender Committee (as that term is defined in the Note Purchase Agreement).   Alliance has initiated discussions with the Lender Committee on this matter.

The remaining terms of the Exclusivity Agreement remain in full force and effect, provided that any definitive license agreement entered into between PFC and LEO relating to the marketing and commercialization of Oxygent will include an additional milestone payment, the amount of which is to be proposed by Alliance, relating to the “proof of concept” clinical trial described above.

Except for historical information, the matters set forth in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth herein, including the results of LEO’s due diligence review, the uncertainties associated with the conduct of preclinical or clinical studies and the timing or ability to investigate scientific data. Alliance refers you to cautionary information contained in documents the Company files with the Securities and Exchange Commission from time to time, including the last Form 10-KSB and Form 10-QSB, and those risk factors set forth in the most recent registration statement on Form SB-2 (File No. 333-119428). Alliance is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact for further information in the U.S:

Corporate Communications
Alliance Pharmaceutical Corp.
San Diego, CA
(858) 410-5275